Exhibit 10.1

April 15, 2014

Mr. Craig A. Sheldon

c/o Cantel Medical Corp.

150 Clove Road — 9th Floor

Little Falls, New Jersey  07424

Re:  Severance Package

Dear Craig,

This letter acknowledges your notice given to us today of your desire to retire from Cantel Medical Corp. (“Cantel”), your willingness to assist in the transition of a new chief financial officer, and the terms of the agreed upon severance package offered to you by Cantel in connection with your retirement, all as set forth below.

1.                   You will continue working for Cantel at its Little Falls, New Jersey offices on a full time basis through January 9, 2015 (the “Term”).  You agree to remain employed by Cantel during the Term as the same may be extended under paragraph 3 below. It is currently contemplated that your last day of employment by Cantel (the “Retirement Date”) will be January 9, 2015, but such date (and the Term) may be extended by mutual agreement of Cantel and you in writing, or as provided in paragraph 3 below.

2.                   Notwithstanding paragraph 1 above, Cantel will have the right, upon not less than 2 weeks’ prior written notice, to change your status from full time to 30 hours per week with respect to all or part of the period commencing November 25, 2014 and ending January 9, 2015.  If such notice is given, you will not be required to work in Cantel’s office during the period you are working 30 hours per week (the “Reduced Hour Period”).

3.                   Provided that Cantel does not exercise its right under paragraph 2 above, Cantel will have the right, upon not less than 45 days’ written notice (a “Term Extension Notice”) given at any time on or before November 25, 2014, to extend the Term beyond January 9, 2015.  If Cantel gives a Term Extension Notice, you agree to continue to be employed at Cantel’s Little Falls, New Jersey office on a full time basis (subject to the following sentence). A Term Extension Notice need not state the Retirement Date; provided, however, that (a) Cantel must give you not less than 45 days’ advance written notice of the Retirement Date and (b) in no event may the Retirement Date be a date later than June 30, 2015 (without the mutual consent of you and Cantel in writing).

4.                   Subject to paragraph 6 below, for so long as you continue to work for Cantel on a full time basis, you will continue to be compensated through the end of the Term at your current base salary. During any Reduced Hour Period, you will be paid at a rate of 75% of your current base salary, provided that you are not required to work more than 30 hours per calendar week.  Notwithstanding the foregoing, if as a result of professional responsibilities or other business reasons you are required to work more than 30 hours in a calendar week during any Reduced Hour Period, you will be paid for such work week at the full rate of your current base salary as if you continued to work for Cantel for any such week on a full time basis.  Except as provided herein, all benefits that you currently receive from Cantel under any applicable benefit plan will remain in effect through the Retirement Date (subject to any changes resulting from modifications to Cantel’s applicable benefit plans).

5.                   You will continue to participate in Cantel’s Annual Incentive Compensation Plan (the “STIP”), and thereby remain eligible for your annual bonus thereunder, for the fiscal year ending July 31, 2014 (“Fiscal 2014”), subject to the terms of the STIP.  Subject to paragraph 6 below, you will cease to participate in the STIP and not be eligible for any bonus or other incentive compensation with respect to any period during the fiscal year ending July 31, 2015 or thereafter.

6.                   In the event the Term continues beyond January 9, 2015, you will be (i) entitled to an increase of 3% in your base salary commencing February 1, 2015 provided that any person who is an executive officer of Cantel on the date hereof receives an increase in his base salary effective as of February 1, 2015, (ii) eligible for a bonus under the STIP (the “STIP Bonus”) determined on a pro rated basis based on the number of days you are employed by Cantel during the period from August 1, 2014 through the Retirement Date (the “Fiscal 2015 Term”), which will be paid to you at the same time that executive officers of Cantel are paid their STIP bonuses, and (iii) entitled to receive an additional bonus of $8,300 per month for each full month you are employed by Cantel during the Fiscal 2015 Term (and pro rata for any partial month), which will be payable to you within ten (10) calendar days following the Retirement Date.  In all events, any STIP Bonus or additional bonus attributable to any period of employment in any calendar year will be paid to you no later than 2 ½ months after the close of such calendar year.  Subject to the foregoing, the amount of your STIP Bonus (subject to proration) will be no less than the average of the STIP bonuses paid to Cantel’s Senior Vice Presidents (other than you and any Senior Vice President appointed after the date hereof) attributable to the fiscal year ending July 31, 2015.

7.                   You will immediately cease to participate in Cantel’s Long Term Incentive Plan (the “LTIP”).  You will not be eligible to receive any additional options, shares of restricted stock or other equity security under the LTIP or under any other equity plan of Cantel.

8.                   On the Retirement Date or within 21 days thereafter, Cantel anticipates that you will execute and deliver to Cantel a Separation Agreement and Release of Claims substantially in the form of Exhibit A hereto (the “Separation Agreement”).  The compensation and benefits described in paragraphs 10, 11, 12 and 15 below will be payable to you pursuant to and only in accordance with the terms and express conditions of such Separation Agreement and only upon such Separation Agreement becoming effective following any applicable revocation period.

9.                   (a)              Provided that your employment by Cantel has not terminated prior to the last day of the Term, all unvested Cantel restricted shares held by you on the Retirement Date will automatically accelerate and fully vest on the Retirement Date.  If your employment by Cantel terminates prior to the last day of the Term for any reason other than by you without “Good Reason” (as defined in paragraph 17 below) or by Cantel for “Cause” (as defined in paragraph 9(b) below), such restricted shares will automatically accelerate and fully vest on your last day of employment.

(b)              “Cause” means:

(i)                           your act of fraud, embezzlement, theft, or other intentional material violation of the law in connection with or in the course of his employment; or

(ii)                        the occurrence of “Unacceptable Performance” (as defined in paragraph 9(c) below), as identified in a written notice approved by (x) Cantel’s Board of Directors (the “Board”) or (y) the CEO with approval of the Board, which Unacceptable Performance (to the extent curable or subject to correction) is not cured or corrected within 10 days following written notice to you describing in reasonable detail the nature of the specific act(s) or failure(s) constituting Unacceptable Performance.  Any such approval of the Board will require the approval of a resolution duly adopted by a majority of the entire membership of the Board.  Notwithstanding anything herein to the contrary, your employment may not be terminated for Unacceptable Performance during a “Change in Control Coverage Period” (as defined in the Amended and Restated Executive Severance Agreement between you and Cantel dated as of October 31, 2012 (the “2012 Severance Agreement”).)  If the Board reasonably determines that you have not corrected the act or failure giving rise to a termination for Unacceptable Performance in all material respects within the required correction period, the Board or the Chief Executive Officer must then provide a second notice of termination stating the reasons for the termination and your last day of employment by Cantel, and your employment by Cantel will terminate on such date.

(c)               “Unacceptable Performance” means any of the following:

(i)                           your act or failure to act constituting willful misconduct or gross negligence that is materially injurious to Cantel or its reputation or its business relationships;

(ii)                        your material failure to perform the duties of your employment (except following an event constituting “Good Reason” (as defined in paragraph 17 below) or on account of your physical or mental inability to perform such duties); provided, however, that the quality of your performance (determined by achievement of Cantel or personal targets or otherwise) shall not be a factor in determining whether you have performed your duties;

(iii)                     your violation of any code of ethics or business conduct or written harassment policies of Cantel that continues after the Board has provided notice to you that the continuation of such conduct will result in your termination of employment by Cantel;

(iv)                    your willful material violation of the Confidentiality and Non-Competition Agreement dated as of January 1, 2010 (the “Confidentiality Agreement”);

(v)                       your arrest or indictment for (i) a felony or (ii) lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(vi)                    your breach of a material term, condition, or covenant of this letter agreement.

(d)              For purposes of the definition of “Cause”, no act, or failure to act, on your part will be deemed “willful,” if it was done or omitted by you in good faith or with a reasonable belief that the act or omission was not opposed to the best interests of Cantel.

10.            Subject to the conditions and pursuant to the terms of the Separation Agreement, Cantel will pay you the sum of $700,000 in a lump sum (the “Base Severance Payment”) on the date that is six months plus one day following the Retirement Date.  Interest will accrue on the Base Severance Payment at the prime rate from time to time in effect at JP Morgan Chase Bank or any successor bank commencing on the first business day following the expiration of the seven day period following your delivery of a signed Separation Agreement without rescission thereof by you and continuing until the Base Severance Payment is paid in full.  Interest will be payable together with the Base Severance Payment.

11.            Subject to your execution and delivery to Cantel of the executed Separation Agreement on or within 21 days following the Retirement Date and the expiration of the “Rescission Period” (as defined in the Separation Agreement) without rescission of the Separation Agreement by you, you and Cantel will enter into a two-year consulting agreement substantially in the form of Exhibit B hereto that provides for a consulting fee of $175,000 payable on the first anniversary of the Retirement Date and $175,000 on the second anniversary of the Retirement Date. The consulting arrangement will require you to spend, on average, no more than 10 hours a calendar month on Cantel business. The effectiveness of this consulting arrangement will be subject to your timely execution and delivery to Cantel of the Separation Agreement and the expiration of the seven day period following your delivery of such signed Agreement without rescission thereof by you. The parties acknowledge that with respect to the two-year consulting period, you will have the status of an independent contractor and not an employee of Cantel, that except as expressly provided in this letter agreement or in the Separation Agreement, you will not be entitled to any benefits available to employees of Cantel, and that you will be responsible for payment of 100% of the self-employment taxes attributable to all such consulting fees, and Cantel will not withhold any income taxes from such consulting fee payments.

12.            Subject to the conditions and pursuant to the terms of the Separation Agreement, provided and for so long as you are enrolled for continued benefits through COBRA during the 18 month COBRA continuation period following the Retirement Date, (i) during such COBRA continuation period, Cantel will continue to pay the “company portion” of the premium for your medical and dental insurance, and (ii) on or about the last day of such 18th month,  Cantel will pay you a lump sum amount equal to six times the amount of the monthly premium paid by Cantel with respect to such 18th month; provided, however, that Cantel’s obligation under this paragraph 12 will immediately terminate if and when you become eligible through another employer for medical insurance with benefits not substantially less favorable to you than those under Cantel’s current insurance plan.

13.            Cantel will withhold from any payment or benefit made to you as an employee or former employee hereunder or under the Separation Agreement any taxes that you or Cantel determines are required to be withheld under federal, state, or local tax laws or regulations and any other withholdings required by law.

14.            Provided that you apply for reimbursement in accordance with Cantel’s established reimbursement procedures (and within the period required by such procedures but under no circumstances later than 90 days after the Retirement Date), Cantel will pay you any reimbursements to which you are entitled under such procedures not later than the payment date for the payroll period next following the date on which you apply for reimbursement.

15.            The 2012 Severance Agreement is hereby superseded, terminated and of no further force and effect; provided, however and subject to the conditions and pursuant to the terms of the Separation Agreement, in the event (i) a “Change in Control” of Cantel (as defined in the 2012 Severance Agreement) occurs prior to or within six months after the Retirement Date, or (ii) a “Potential Change in Control” of Cantel (as defined in the 2012 Severance Agreement) occurs prior to the Retirement Date and a resulting “Change in Control” (as defined in the 2012 Severance Agreement) occurs within two years following the Retirement Date, then Cantel will pay you a lump sum of $220,000 (the “CIC Payment”).  The CIC Payment will be paid to you on the 10th calendar day following the date of the Change in Control, but no earlier than the date which is six months plus one day following the Retirement Date.  Interest will accrue on the CIC Payment at the prime rate from time to time in effect at JP Morgan Chase Bank or any successor bank commencing on the 10th calendar day following the date of the Change in Control and continuing until the CIC Payment is paid in full.  Interest will be payable together with the CIC Payment.

16.            If your employment with Cantel is terminated during the Term (i) by Cantel without Cause, (ii) by you for Good Reason (as defined in paragraph 17 below), or (iii) due to your death,  or (iv) due to your “Disability” (as defined below) , then provided in any such case that you (or if your employment by Cantel is terminated as a result of your death or Disability and a legal representative is appointed for you, your legal representative) delivers to Cantel the properly executed Separation Agreement no later than 21 days after the last day of your employment (or, in the case your employment terminates as a result of your death or Disability and a legal representative is appointed for you, within 21 days after a legal representative is appointed for you or your estate) and the Rescission Period expires without rescission of the Separation Agreement, you (or your estate) will be entitled to the compensation and benefits to which you otherwise would have been entitled under this letter agreement as if you had been employed by Cantel until the latest of (a) January 9, 2015, (b) the last day of the Term (if previously extended to a date certain) or (c) the last day of your employment by Cantel if after January 9, 2015.  In such event, the date of termination will be deemed the Retirement Date for purposes of this letter agreement and all compensation and benefits payable to you (or your estate) hereunder will continue to be subject to the terms and conditions of this letter agreement and the Separation Agreement.  The term “Disability” means that you are entitled to receive long-term disability benefits under Cantel’s long-term disability plan.

17.            Good Reason, as used in this letter agreement, means any of the following without your express written consent unless otherwise permitted by this letter agreement: (i) a change in the primary location at which you are required to perform the duties of your employment to a location that is more than fifty (50) miles from your home on the date hereof, or (ii) Cantel’s material breach of this Agreement, which is not cured within 10 days following written notice from you describing in reasonable detail the nature of the breach.

18.            You will continue to be entitled to any rights to insurance and indemnification under any directors and officers liability insurance (“D&O Insurance”), Certificate of Incorporation, and Bylaws, of Cantel or a Related Employer (as defined below) as in effect before the Retirement Date (or rights to insurance and indemnification that are substantially the same thereto), with respect to any claims relating to the period before the Retirement Date.  Additionally, any and all D&O Insurance policies obtained by Cantel or a Related Employer following the Retirement Date that are “claims made” policies will cover you to the same extent as other former officers of Cantel.  The term “Related Employer” means Cantel and any other employer that is required to be aggregated with Cantel pursuant to Section 414(b), (c), or (m) of the Internal Revenue Code, as amended.

19.            You understand that prior to the Retirement Date, Cantel has the right at any time to reduce your duties and job responsibilities in connection with Cantel’s transition to a new chief financial officer, and in no event will any such change constitute “Good Reason”.  Notwithstanding the foregoing, while you are employed by Cantel, you will have the title of a Senior Vice President of Cantel.  When you cease serving as the Chief Financial Officer of Cantel, you will no longer be obligated to sign quarterly reports or other reports of the Company filed with the Securities and Exchange Commission.

20.            On the Retirement Date, you will be deemed to have resigned from all officerships and directorships that you hold with Cantel or any of its subsidiaries or affiliates and  you agree to  execute a standard resignation letter, substantially in the form attached as Exhibit C to evidence such resignation.

21.            You and Cantel agree that effective as of the Retirement Date, Section 4 of the Confidentiality and Non-Competition Agreement is amended by adding the following at the end of said Section:  “Notwithstanding the foregoing to the contrary, the six (6) month period referred to in this Section 4 will be extended to twelve (12) months for the corporations (and their respective affiliates) listed on Schedule A hereto to the extent of their operations that are materially competitive with a material business of the Company.”  You and Cantel further agree that the attached Schedule A shall be appended to the Confidentiality Agreement.

22.            This letter agreement, the Separation Agreement and the Consulting Agreement constitute our entire agreement, and supersedes, cancels and terminates all prior agreements, understanding and communications between us, with respect to the subject matter hereof and thereof. No modification or amendment of this letter agreement shall be binding upon you or Cantel unless agreed to in writing and executed by each of us.  However, this letter agreement does not supersede, cancel or terminate the Confidentiality and Non-Competition Agreement, as modified as provided in paragraph 21 above.  To the extent that this letter agreement or the Separation Agreement addresses subject matters that are also addressed in the Confidentiality Agreement, this letter agreement and the Separation Agreement shall be interpreted and applied so as to enhance the protections afforded to Cantel under the Confidentiality Agreement.

23.            This letter agreement will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.  As to any dispute concerning or arising out of this letter agreement, each of Cantel and you hereby expressly consents to personal jurisdiction in the State of New Jersey and hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey and further agrees not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper.  To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

24.            The payments made under this letter agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations and other interpretive guidance thereunder (collectively, “Section 409A”).  Notwithstanding anything to the contrary contained herein, the Retirement Date shall not occur until the date on which a “separation from service” is incurred within the meaning of Section 409A, as determined by Cantel in accordance with Section 409A.  Furthermore, if as of the Retirement Date, you are a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then Cantel will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided) until the date that is at least six months following the termination of employment (or the earliest date permitted under Section 409A), whereupon Cantel will pay you a lump-sum amount equal to the cumulative amounts plus interest at the prime rate from time to time in effect at JP Morgan Chase Bank or any successor bank that would have otherwise been previously paid under this agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this letter agreement.

The benefits described above are subject to and conditioned upon (i) your continued performance of your normal job responsibilities and duties in good faith and in a responsible manner, as directed by the Chief Executive Officer of Cantel, until the Retirement Date, (ii) your continued compliance with Cantel’s Code of Conduct and other policies and procedures applicable to its employees generally, as well as your fiduciary duties as an employee and officer of Cantel, in all material respects, until the Retirement Date, (iii) your compliance with your obligations under this letter agreement, and (iv) with respect to the compensation and benefits described in paragraphs  10, 11, 12 and 15 above, your execution and delivery to Cantel of the Separation Agreement on or within 21 days following the Retirement Date (and passage of the Rescission Period without your having revoked the Separation Agreement). An execution copy of the Separation Agreement will be provided to you by Cantel on or before your Retirement Date.

Craig, we want to extend our great thanks and appreciation to you for your 20 years of excellent, dedicated and loyal service to Cantel.  We wish you all the best in your retirement.

Please acknowledge your agreement to the above terms by signing a copy of this letter agreement where indicated below and returning it to me.

Sincerely,

/s/ Andrew A. Krakauer

Andrew A. Krakauer
President and CEO

ACKNOWLEDGED AND AGREED:

/s/ Craig A. Sheldon	Date:	April 16, 2014
Craig A. Sheldon

SCHEDULE A

EndoChoice, Inc.

Steris Corporation

Ecolab Inc.

ADVANCED STERILIZATION PRODUCTS, Division of Ethicon Inc.

Olympus Corporation of the Americas

Getinge AB

EXHIBIT A

[Form of Separation Agreement and General Release Follows]

EXHIBIT A

To:         Craig A. Sheldon

From: Andrew A. Krakauer

Date:      [to be inserted]

RE:         SEPARATION AGREEMENT AND GENERAL RELEASE

Craig:

Reference is hereby made to the letter agreement by and between you and Cantel Medical Corp. (“Cantel” or the “Company”) dated April 15, 2014 (the “letter agreement”).  Capitalized terms used but not defined herein are used as defined in the letter agreement.  You are signing this Separation and General Release (this “Agreement”) on or within twenty-one (21) days after your Retirement Date (as defined below) in accordance with the terms and conditions of the letter agreement.

This Agreement confirms your agreed upon retirement and termination of employment with Cantel will be effective [date to be inserted] (the “Retirement Date”).  This Agreement confirms your final pay and benefits and confirms the separation package you will receive if you sign and return the original of this Agreement to the Company in the time frame noted below except as otherwise provided in the letter agreement.(1)

Your final pay and benefits are as follows:

•                  Base Salary; PTO. Regardless of whether you sign this Agreement, the effective date of your termination of employment is the Retirement Date specified above except as otherwise provided in this Agreement and the letter agreement.  Regardless of whether you sign this Agreement, you will be paid your accrued and unpaid base salary as well as your accrued and unused paid time off (“PTO”) (inclusive of carryover PTO of up to 10 days), if any, through such date.  If the Retirement Date is a date after January 9, 2015, you will also be entitled to the bonus and other compensation described in the letter agreement.

(1)   If your employment by Cantel is terminated as a result of your death or your Disability and a legal representative is appointed for you, the separation package contained in this Agreement will be payable to your estate or you, provided that your legal representative signs and returns the original of this Agreement to the Company within 21 days after his appointment as legal representative and does not rescind within the 7 day period following such execution, and all provisions in this Agreement referring to the execution of this Agreement and the time frame therefor shall be construed accordingly.

•                  Benefits.  Regardless of whether you sign this Agreement, following the Retirement Date you will have the option to elect to continue your medical, dental and life insurance benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for 18 months or other applicable COBRA continuation period. You will receive COBRA information from Acclaim Benefits, our COBRA Administrator, within fourteen (14) days of your last date of employment, which will include information regarding the payment of your portion of the premiums you will be required to pay for insurance benefits.  All other benefits, including, but not limited to, PTO, and holiday pay, end on your last day of employment.  Your 401(k) benefits are governed by applicable plan documents.  See discussion below related to the payment of COBRA premiums.

•                  Restricted Stock.  Regardless of whether you sign this Agreement but provided you are still employed by Cantel on the Retirement Date, all unvested restricted Cantel stock held by you on the Retirement Date will vest on the Retirement Date.  However, if your employment by Cantel terminates prior to January 9, 2015 for any reason other than by you without Good Reason (as defined in the letter agreement) or by Cantel for Cause (as defined in the letter agreement), any unvested restricted shares will automatically accelerate and fully vest on your last day of employment.

•                  You will continue to participate in Cantel’s Annual Incentive Compensation Plan (the “STIP”), and thereby remain eligible for your annual bonus thereunder, for the fiscal year ending July 31, 2014 (“Fiscal 2014”), subject to the terms of the STIP.  If the Retirement Date is extended as provided in the letter agreement, you will be (i) entitled to receive an additional bonus of $8,300 per month for each full month you are employed by Cantel during the Fiscal 2015 Term (and pro rata for any partial month), which will be payable to you within ten (10) calendar days following the Retirement Date, and (ii) eligible to receive a bonus under the STIP, determined on a pro rated basis, for the fiscal year ending July 31, 2015, all as provided in the letter agreement.

Following the Retirement Date you will be entitled to the severance benefits listed below (the “Severance Benefits”), subject to the terms and conditions of this Agreement and the letter agreement.  All of the Severance Benefits are subject to (i) your delivery to the Company of this Agreement, signed by you, no earlier than the Retirement Date and no later than the  twenty-first (21st) day following such Retirement Date (such twenty-first (21st) day, the “Release End Delivery Date”), (ii) the expiration of the seven (7) day period following your execution of  this Agreement (the “Rescission Period”) without rescission by you, and (iii) your compliance with all other terms and conditions of this Agreement applicable to you. The signed Agreement should be delivered to Chris Geschickter, VP, Human Resources, 150 Clove Road, 9th Floor, Little Falls, NJ 07424.  If you execute and deliver this Agreement to the Company and the Rescission Period expires without rescission of this Agreement by you, the fifth business day following the last day of such Rescission Period  is referred to herein as the “Payment Date”; provided, however, that if the fifth business day following the 7th day after the Release End Delivery Date falls in the calendar year next succeeding the calendar year of the Retirement Date, the Payment Date will be no earlier than the first business day of such next succeeding calendar year.  You will receive a copy of the fully executed Agreement from the Company.

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•                  Severance Payment.  The Company will pay you a severance payment in the gross amount of $700,000 (net of applicable taxes and withholdings) in a lump sum on the date that is six months plus one day following the Retirement Date.

•                  COBRA Benefits.  The Company will pay the Company portion of the premiums for COBRA continuation coverage for you under the Company’s group medical and dental plans for 18 months, beginning on your election of COBRA continuation coverage. The Company will make such payment when due commencing after the Payment Date.  In addition, on or about the last day of such 18th month, the Company will pay you a lump sum amount equal to six (6) times the amount of the monthly premium paid by the Company for such 18th month (the “Additional Insurance Payment”). As a condition to the Company’s obligation to make the premium payments and lump sum payment, you (i) must be participating in the Company’s group medical and dental plans immediately prior to the Retirement Date; and (ii) must elect COBRA continuation coverage.  In addition, such obligations will immediately terminate if and when you become eligible through another employer for medical insurance with benefits not substantially less favorable than those under Cantel’s current medical insurance plan.

•                  D&O Insurance.  You will continue to be entitled to any rights to insurance and indemnification under any directors and officers liability insurance, including any ERISA rider (“D&O Insurance”), Certificate of Incorporation, and Bylaws, of the Company or a Related Employer (as defined below) as in effect before the Retirement Date (or rights to insurance and indemnification that are substantially the same thereto), with respect to any claims relating to the period before the Retirement Date.  Additionally, any and all D&O Insurance policies obtained by Cantel or a Related Employer following the Retirement Date that are “claims made” polices will cover you to the same extent as other former officers of Cantel.  The term “Related Employer” means Cantel and any other employer that is required to be aggregated with Cantel pursuant to Section 414(b), (c), or (m) of the Internal Revenue Code, as amended.

•                  Change in Control Payment. If (i) a “Change in Control” of Cantel (as defined in the Amended and Restated Executive Severance Agreement between you and Cantel dated as of October 31, 2012 (the “2012 Severance Agreement”) occurred prior to the Retirement Date or occurs within six months after the Retirement Date, or (ii) a “Potential Change in Control” of Cantel (as defined in the 2012 Severance Agreement”) occurred prior to the Retirement Date and a resulting “Change in Control” of Cantel occurs within two years following the Retirement Date, then Cantel will pay you lump sum of $220,000 (plus interest, if applicable) in accordance with the terms set forth in paragraph 15 of the letter agreement.

•                  All payments, benefits and Severance Benefits made to you under this Agreement are subject to all applicable federal, state and local tax withholdings and any other withholdings required by law.

•                  By signing this Agreement, you agree that the Severance Benefits constitute adequate consideration for your release and waiver of any and all claims as set forth below.  For

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valuable consideration you receive from Cantel pursuant to this Agreement, you (on your own behalf and on behalf of your heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby release, waive and forever discharge all claims, demands, causes of actions, administrative claims, obligations, liabilities, claims for punitive or liquidated damages or penalties, any other damages, any claims for costs, disbursements or attorney’s fees, any individual or class action claims, or any other claims or demands of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent that you have or may have against Cantel, any parent, subsidiary, division, or affiliate of the Company, any of  its or their past, present or future owners, present, former or subsequent insurers, agents, representatives, officers, directors, shareholders, managers, members, employees, representatives or consultants, and the current or former administrators or trustees of any pension or other benefit plan of any of them, and the successors, predecessors or assigns of each (collectively “Releasees”), including, but not limited to any claims, demands, causes of actions, administrative claims, obligations, or liabilities, arising out of, or in any manner based upon, or related to, the employment relationship between you and the Company, or any predecessor, and the termination of such employment relationship, or arising out of, or in any manner based upon, or related to, any other occurrence, transaction, omission or communication that transpired or occurred at any time on or before the date of your signing of this Agreement.

Without limitation to the foregoing, you specifically release, waive and forever discharge the Releasees from and against any and all claims that arise under the U.S. Constitution, the New Jersey Constitution, the New Jersey Law Against Discrimination, N. J. Rev. Stat. § 10:5-1 et seq., the New Jersey Family Leave Act,  N.J. Stat. Ann. § 34:11B-1 et seq.,  the New Jersey Conscientious Employee Protection Act, N.J. Stat. § 34:19-1 et seq., any claims under any other New Jersey or other state or local anti-discrimination, employment or human rights laws or regulations, or any other New Jersey or other state or local law, ordinance or regulation, any claims under any other state or local law, ordinance or regulation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, the federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and any amendments to any of the above; or arising under any other local, state or federal statute, ordinance, regulation or order, or that involve claims for discrimination or harassment based on age, race, religion, creed, color, national origin, ancestry, affectional or sexual orientation, sexual preference, gender identity or expression, military or veterans status, sex, disability, marital status, pregnancy, genetic information, or any other protected class status, or any other legally-protected class, any claims for wages, salary, commissions, expense reimbursement, or other compensation, any claims for retaliation, reprisal, wrongful discharge, breach of contract (express or implied), any whistleblower claims under any federal, state or local law or regulation or under common law, and/or any other tort, contract or other statutory or common law cause of action, including any claims for attorneys’ fees, costs or disbursements.  You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k)

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profit sharing plan by virtue of your employment with the Company, (ii) any rights or claims that may arise after this Agreement is signed, (iii) the severance pay, compensation, and benefits specifically promised to you under this Agreement, (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) the right to apply for state unemployment compensation benefits, (vi) any workers compensation benefits to which you may be entitled under applicable law, (vii) any rights under COBRA, or (viii) the right to file a charge of discrimination, harassment and/or retaliation with a governmental agency, including the Equal Employment Opportunity Commission, although you agree that you will not be able to recover any award of money, damages or other compensation or attorney’s fees if you file a charge or complaint or have a charge or complaint filed on your behalf.

•                  You will not receive any of the Severance Benefits described in this Agreement if you (i) do not sign this Agreement and return the original of this Agreement in the 21 day period specified below, or (ii) rescind this Agreement within the seven day period after signing it.

•                  This Agreement in addition to the letter agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of your retirement and the termination of your employment with the Company.

•                  No representations or warranties other than those contained in this Agreement and the letter agreement were made by either you or the Company to induce this Agreement.

•                  By your signature to this Agreement, you acknowledge and agree that you have been given a period of at least twenty one (21) calendar days to consider this Agreement prior to signing it and that you have not signed it until the twenty first (21st) calendar day after receiving it or, if you have signed it prior to the expiration of the twenty one (21) day period, you have done so knowingly and voluntarily and on the advice of your own attorney and that Cantel has in no way requested, asked or required that you sign this Agreement prior to the expiration of the twenty one (21) day period.  The parties hereto agree that any modification, material or otherwise, made to this Agreement will not restart or affect in any manner the original consideration period of at least twenty-one (21) calendar days. You are hereby advised to consult with an attorney prior to signing this Agreement. By your signature you also acknowledge and agree that Cantel has advised you to consult with an attorney of your choice prior to signing this Agreement and you have done so, or chosen not to do so, of your own accord.

•                  By signing this Agreement, you acknowledge and agree to the terms and provisions of the Confidentiality And Non-Competition Agreement dated as of January 1, 2010, between you and the Company and you acknowledge and agree that the post-termination obligations and provisions of the Confidentiality And Non-Competition Agreement shall continue in full force and effect according to the applicable terms of the Confidentiality And Non-Competition Agreement following your termination of employment with the Company.

•                  By signing this Agreement, you acknowledge and agree that you will not make any statements (written or oral) of a defamatory or disparaging nature to any third party about Cantel or any of its subsidiaries or any of its or their operations, products and/or services

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(excluding communications with governmental agencies, internal and external counsel, with Cantel or as otherwise may be required by law). Cantel agrees that it will not and none of its subsidiaries will make any statements (written or oral) of a defamatory or disparaging nature to any third party about you (excluding communications with governmental agencies, internal and external counsel, or as may be required by law).  Nothing in this paragraph shall restrict in any way Cantel’s or its subsidiaries’ ability to internally assess and criticize your job performance (and to communicate that criticism to Cantel’s outside auditors) or your ability to internally assess and criticize the operations and policies of Cantel and its subsidiaries (and to communicate that criticism to Cantel’s outside auditors).

•                  Nothing in this Agreement waives or otherwise limits your right to file a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) and/or with any other governmental agency or to testify, assist or participate in any investigation, hearing or proceeding conducted by the EEOC (and/or by any other governmental agency).  However, neither the immediately preceding sentence nor any other provision in this Agreement shall constitute a waiver of any kind by Cantel (or by any of the other Releasees) of its or their right to assert the general release provided by you in this Agreement as a defense to any charge or complaint filed with the EEOC, any other government agency, any court or any other tribunal.

•                  Notification of Rights Pursuant to the Federal Age Discrimination in Employment Act, (29 U.S.C. § 621 et seq.)  You are hereby notified of your right to rescind this Agreement within seven (7) calendar days after signing this Agreement.   In order to be effective, the rescission must be in writing and delivered to Chris Geschickter, Vice President, Human Resources, 150 Clove Road, 9th Floor, Little Falls, NJ 07424, by hand or mail.  If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Mr. Geschickter, as set forth above, and sent by certified mail, return receipt requested.  It is further understood that, if you rescind this Agreement in accordance with this Paragraph, or if you decide not to sign this Agreement, the Company will have no obligation to pay or otherwise satisfy any of the Severance Benefits.

This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.  As to any dispute concerning or arising out of this Agreement, each of Cantel and you hereby expressly consents to personal jurisdiction in the State of New Jersey and hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey and further agrees not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper.  To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

Craig, your signature below indicates that you have carefully read, understand and agree to all terms and provisions of this Agreement in its entirety.  It further indicates that you have had a sufficient and reasonable amount of time prior to signing this Agreement to ask questions regarding this Agreement, that you have been advised to seek legal advice, and that you have signed this Agreement as a free and voluntary act.

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If you wish to receive the Severance Benefits under this Agreement, you must sign and return the original of this Agreement to Chris Geschickter in Human Resources no earlier than the Retirement Date and no later than the twenty first (21st) calendar day following the Retirement Date. You must also abide by all other terms of this Agreement. You should keep a copy for your records.

Sincerely,

CANTEL MEDICAL CORP.

By:
Andrew A. Krakauer
President and CEO

ACCEPTANCE OF AGREEMENT AND SIGNATURE

By signing below, I, Craig A. Sheldon, further acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Separation Agreement and General Release.

•                  I have read this Separation Agreement and General Release carefully.

•                  I understand, accept and agree to all of the terms of this Separation Agreement and General Release.

•                  I am knowingly and voluntarily releasing my claims as set forth in this Separation Agreement and General Release.

•                  The Severance Benefits provided to me under this Agreement are in addition to anything of value to which I may otherwise be entitled from the Company.

•                  I have not, in signing this Agreement, relied upon any representations or statements, written or oral, except for those specifically set forth in this Separation Agreement and General Release.

•                  I intend this Separation Agreement and General Release to be legally binding.

•                  I have kept a full copy of this Separation Agreement and General Release for my records.

I am signing this Separation Agreement and General Release no earlier than my last date of employment and no later than the twenty first (21st) calendar day thereafter.

Date	Craig A. Sheldon

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EXHIBIT B

[Form of Independent Contractor Agreement Follows]

EXHIBIT B

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is effective as of [date to be inserted] (the “Effective Date”), by and between Cantel Medical Corp. (“Cantel”) and Craig A. Sheldon, an independent contractor (the “Contractor”).  Cantel and Contractor are collectively referred to as the “Parties” and individually as a “Party” in this Agreement.

WHEREAS, Cantel desires to engage Contractor on a non-exclusive basis to perform certain Services (as hereinafter defined) for Cantel, and Contractor desires to accept such engagement, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
SERVICES AND FEES

1.1                               Services.  Contractor will perform for Cantel the services set forth on Appendix A attached hereto (the “Services”) on the terms and conditions set forth herein.  In no event will Contractor be required to (a) expend more than ten (10) hours in any calendar month under this Agreement, or (b) travel more than fifty (50) miles from his home in order to provide such services.

1.2                               Fees.  In consideration for the Services rendered by the Contractor hereunder, Cantel agrees to pay Contractor a fixed annual fee of $175,000 each year during the term.  Payments will be made on an annual basis, with $175,000 payable within ten (10) calendar days following the first anniversary of the Effective Date of this Agreement and $175,000 payable within ten (10) calendar days following the second anniversary of the Effective Date of this Agreement.

1.3                               Expenses.  Contractor will be responsible for all of his own expenses incurred in connection with the Services; provided, however, that Cantel will be responsible for reimbursing expenses related to any non-local travel requested and pre-approved by Cantel in accordance with its standard expense reimbursement practices and policies.  For purposes of this paragraph, the costs of travel between Contractor’s residence and Cantel’s offices in Little Falls, New Jersey will be treated as local travel.

ARTICLE 2
INDEPENDENT CONTRACTOR RELATIONSHIP

2.1                               Independent Contractor Status.  To the fullest extent permitted by law, Contractor will be an independent contractor hereunder.  Contractor will not be deemed an agent, employee, or servant of Cantel.  Neither Cantel nor Contractor will have any right to act on behalf of or bind the other Party for any purpose.  Contractor will be free at all times to arrange the time and manner of performance of the Services; provided, however, that all projects assigned to Contractor must be performed within the schedule set by Cantel (after consultation with Contractor),  As an independent contractor, the mode, manner, method and means used by Contractor in the performance of the Services will be of Contractor’s selection and under the sole control and direction of Contractor so long as they are consistent with the assigned project objectives and designed to perform the Services with a high degree of efficiency and professionalism.

2.2                               Limitations on Contractor’s Authority.  Contractor is authorized only to provide the Services in accordance with the terms of this Agreement.  Contractor does not have the right to enter into any contract or agreement (whether written or oral) on behalf of Cantel.  Contractor also may not use any trademarks, trade names, slogans or logos owned by Cantel.  Contractor is not authorized to make any commitments or create any obligation on Cantel’s behalf.

2.3                               No Employee Benefits.  Contractor (a) acknowledges and agrees that Contractor will not receive or be eligible to receive from Cantel or any of its affiliates or subsidiaries any benefits provided to employees of Cantel or any of its affiliates or subsidiaries; (b) hereby declines all offers of employee benefits from Cantel or its affiliates or subsidiaries; and (c) to the extent permitted by law, waives any and all rights and claims to such employee benefits.  Contractor agrees that the provisions of this Section apply even if Contractor is found or determined to be a statutory or common law employee of Cantel for any purpose (provided that this provision shall not be interpreted to waive any claims to which Contractor may have to employee benefits accrued as an employee of Cantel prior to the date of this Agreement).  The employee benefits to which this Section applies, include, but are not limited to, the following benefits which may currently, or hereafter, be offered by Cantel under any agreement, plan, program, arrangement or otherwise:  health, sickness, accident, dental, life, disability and accidental death and dismemberment coverage, whether insured or self-insured; disability, severance, vacation and other paid time off; child care, tuition benefits, profit sharing, cafeteria plans, pension and 401(k); all other types of retirement plans or programs; and any incentive, bonus (whether in cash or equity) or deferred compensation plan or program.

2.4                               Tax Treatment.  Contractor will be solely responsible to pay any and all state, local and/or federal income, Social Security and unemployment taxes payable with respect to all payments to Contractor under this Agreement.  Cantel will not withhold any taxes or issue W-2 forms for Contractor, but will provide Contractor with a Form 1099 (or successor form), as required by law.

2.5                               Non-Exclusivity.  Contractor will be entitled to accept and perform, in his sole discretion and without notice to or approval by Cantel, any consulting or employment engagements on behalf of any other clients, provided such engagements do not prevent or

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interfere with Contractor’s performance of the Services or otherwise prevent Contractor from fulfilling his obligations under this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               Contractor’s Representations and Warranties.  Contractor represents and warrants to Cantel that (a) all Services provided hereunder will be performed pursuant to agreed upon schedules and to the best of his ability with the highest standards of care, skill and diligence used by persons who are skilled, trained and experienced with respect to the Services to be provided hereunder; (b) neither the execution of this Agreement nor the performance of his obligations hereunder will violate any other agreement pursuant to which Contractor may be a party; and (c) Contractor has the right and authority to execute, deliver and perform this Agreement, and that he is not, and during the term of this Agreement will not be, a party to any agreement, contract or undertaking which would restrict or prohibit him in any way from undertaking or performing or discharging any of his duties and responsibilities under this Agreement.

ARTICLE 4
COMPLIANCE WITH LAWS

4.1                               Compliance with Laws.  In connection with the performance of Services pursuant to this Agreement, Contractor will comply with the provisions of all applicable state, local and federal laws, regulations, ordinances, requirements and codes.  Contractor further agrees to comply with Cantel’s policy of maintaining a business environment free of all forms of discrimination including sexual harassment.

ARTICLE 5
NON-DISCLOSURE AND NON-USE

5.1                               Confidential Information.  The term “Confidential Information” means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Contractor in connection with the performance of the Services hereunder, and that relates to the business, products, research or development of Cantel or its subsidiaries, affiliates, suppliers, clients or customers.  Confidential Information will not include any information that Contractor can demonstrate (a) is publicly known through no wrongful act or breach of any obligation of confidentiality; (b) was received by Contractor from a third party not in breach of any obligation of confidentiality; or (c) was independently developed by Contractor without any use of any Confidential Information.

5.2                               Agreement to Maintain Confidentiality.  Contractor acknowledges and agrees that he will have access to and contribute to Confidential Information and that he intends to protect the legitimate business interests of Cantel.  Contractor agrees that, during the term of this Agreement and at all times thereafter, he will not use for his benefit or the benefit of any other person, and will not disclose to any other person or entity, any Confidential Information, except to the extent such use or disclosure is required in the performance of the Services, pursuant to Section 5.3 of this Agreement, or is made with Cantel’s prior written consent.  Contractor will

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use his best efforts and utmost diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

5.3                               Required Disclosures.  In the event that Contractor is required by law or court order to disclose any Confidential Information, Contractor will (a) promptly notify Cantel in writing; (b) cooperate with Cantel to preserve the confidentiality of such Confidential Information consistent with applicable law; and (c) use Contractor’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

ARTICLE 6
TERM

6.1                               Term.  This Agreement will be effective as of the Effective Date and will terminate on [date to be inserted, which will be the second anniversary of the Effective Date} unless terminated earlier by either party; provided that if the Company decides to terminate this Agreement prior to [same date to be inserted] other than for “Cause” (as defined in the letter agreement between us dated April 15, 2014), Contractor will be entitled to continue to receive the payments described in Section 1.2 of this Agreement, in accordance with the terms and schedule set forth in this Agreement.

6.2                               Return of Material.  Within five (5) business days of the termination of this Agreement, Contractor will (a) return to Cantel all Confidential Information and all other properties of Cantel, and (b) provide to Cantel a status report in respect of all tasks, Services or projects that have not been fully performed and such other information and materials as may be necessary or helpful to Cantel in completing such tasks, Services or projects.

ARTICLE 7
MISCELLANEOUS

7.1                               No Present or Future Agreements or Employment Promises.  Contractor acknowledges that Cantel makes no promise regarding the renewal or extension of this Agreement or future agreements, or any promise of present or future use of Contractor.

7.2                               Notices.  Any notices, consents or approvals required or permitted to be given hereunder must be in writing and will be deemed to be given and sufficient (a) three days after deposit in the United States mail, if sent via certified mail, return receipt requested, or (b) one day after deposit with a reputable overnight delivery or courier service, in each case, to the address provided by either Party to the other.  Electronic notification via e-mail will also be permitted in addition to (but not in lieu of) hard copy delivery of any required notices, subject to the recipient acknowledging receipt of such e-mail.

7.3                               Assignments; Waiver.  This Agreement may not be assigned by Contractor, in whole or in part, without the prior written consent of Cantel.  The failure of either Party to exercise any power or right to require performance by the other Party of any part of this Agreement will not affect the full right to exercise such power or to require such performance at any time thereafter, nor will the waiver by either Party of a breach of any provision of this Agreement constitute a waiver of any later breach of the same or any other provision.

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7.4                               Governing Law.  This Agreement will be governed by and construed in accordance with, the laws of the State of New Jersey, without giving effect to any principles of conflicts of law.

7.5                               Severability; Survival.  If any provision of this Agreement is held or declare to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

7.6                               Entire Agreement; Amendments; Counterparts.  This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, in respect of such subject matter.  The language used in this Agreement will be deemed to express the mutual intent of the Parties, and no provision of this Agreement will be presumptively construed against any Party.  This Agreement may only be amended by a written instrument executed by the Parties hereto.  This Agreement may be signed in one or more counterparts, each of which will constitute one and the same instrument.

7.7                               Acknowledgment.  Each Party acknowledges and agrees that he or it has fully read and understands this Agreement, has had a full and fair opportunity to discuss this Agreement with his or its attorneys, has had any questions regarding its effect or the meaning of its terms answered to his or its satisfaction and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.  Contractor acknowledges that it is the Parties’ mutual intent by this Agreement to create an independent contractor relationship and Contractor acknowledges that Contractor has had the opportunity to negotiate the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CANTEL MEDICAL CORP.

By:
Name: Andrew A. Krakauer
Title: President and CEO

CONTRACTOR

Craig A. Sheldon

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Appendix A

Services

Contractor will assist in the transition to a new chief financial officer (“New CFO”) with regard to all matters and processes that existed on the date of entering into this Consulting Agreement, including but not limited to the following areas: financial reporting, including SEC reporting, Corporate financial reporting including the consolidation process and monthly subsidiary reporting, internal controls over financial reporting, internal audit, income taxes, insurance, banking and treasury, acquisitions including purchase accounting, human resources, third party relationships including banking and audit functions, investor relations and other areas typically involving the Chief Financial Officer function.  Notwithstanding the above, it is the intention of the parties for the services to be provided under this Consulting Agreement to enable a smooth transition and integration to a New CFO including direct assistance to the New CFO as reasonably requested by the Company or the New CFO.

EXHIBIT C

[Form of Resignation Letter Follows]

EXHIBIT C

DATE:

Cantel Medical Corp.

150 Clove Road — 9th Floor

Little Falls, New Jersey  07424

Gentlemen:

This letter shall serve to notify you that the undersigned hereby resigns from all officerships and directorships of Cantel Medical Corp., its subsidiaries and its affiliates, effective immediately.

Very truly yours,

Craig A. Sheldon